As filed with the Securities and Exchange Commission on November 18, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRAZIL POTASH CORP.

(Exact Name of Registrant as Specified in Its Charter)

Ontario, Canada	1400	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

198 Davenport Road

Toronto, Ontario, Canada M5R 1J2

Tel: +1 (416) 309-2963

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

Tel: +1 (212) 947-7200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Laura Anthony, Esq.

Craig D. Linder, Esq.

Anthony, Linder & Cacomanolis, PLLC

1700 Palm Beach Lakes Blvd., Suite 820

West Palm Beach, FL 33401

(561) 514-0936

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 18, 2025

BRAZIL POTASH CORP.

9,450,000 Common Shares for Resale by Selling Stockholders

4,550,000 Common Shares Underlying Pre-Funded Warrants

14,000,000 Common Shares Underlying Common Warrants

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus (collectively with any of the holder’s transferees, pledgees, donees or successors, the “Selling Stockholders”) of 9,450,000 of our common shares, no par value per share (the “Common Shares”), which shares were issued to the Selling Stockholders in a private placement transaction (the “Private Placement”) exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder, pursuant to Securities Purchase Agreements, dated October 16, 2025 (the “Purchase Agreements”).

In addition, this prospectus relates to the issuance by us of up to 18,550,000 Common Shares upon the exercise of (a) pre-funded warrants to purchase up to 4,550,000 Common Shares (“the “Pre-Funded Warrants”) and (b) common warrants to purchase up to 14,000,000 Common Shares (the “Common Warrants” and together with the Pre-Funded Warrants, the “Warrants”), both of which were issued to the Selling Stockholders in the Private Placement pursuant to the Purchase Agreements. The Pre-Funded Warrants have an exercise price of $0.001 per Common Share, are immediately exercisable and remain exercisable until exercised in full. The Common Warrants are exercisable at an exercise price of $3.00 per Common Share and expire five years from the date of issuance.

We are registering the issuance of Common Shares upon the exercise of the Warrants and the resale of the Common Shares held by the Selling Stockholders under this prospectus as required by the Purchase Agreements.

We will not receive any proceeds from the sale by the Selling Stockholders of the Common Shares, however, we will receive proceeds from the exercise of the Warrants for cash. We intend to use those proceeds, if any, for general corporate purposes. We are paying the cost of registering the Common Shares covered by this prospectus as well as various related expenses. The Selling Stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of the Common Shares.

The Selling Stockholders will sell their shares registered for resale in this prospectus at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. Accordingly, we cannot currently determine the price or prices at which the resale shares may be sold under this prospectus. The Selling Stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. If required, the number of shares to be sold, the public offering price of those shares, the names of any underwriters, broker-dealers or agents and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement. The Selling Stockholders are underwriters within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, with respect to the shares offered herein by the Selling Stockholders for resale. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the Common Shares in the section entitled “Plan of Distribution” beginning on page 18 of this prospectus.

Our Common Shares are listed on the NYSE American LLC (“NYSE American”) stock exchange under the symbol “GRO.” On November 17, 2025, the last sale price of our Common Shares reported on the NYSE American was $2.02 per share. You are urged to obtain current market quotations for our Common Shares.

Investing in our securities involves risks. You should carefully consider the Risk Factors beginning on page 12 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2025

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which (i) the Selling Stockholders may resell up to 9,450,000 of our Common Shares and (ii) we may, from time to time, issue to the Selling Stockholders up to 14,000,000 Common Shares upon the exercise of the Common Warrants and 4,550,000 Common Shares upon exercise of the Pre-Funded Warrants held by the Selling Stockholders.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC or directly from us as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Neither we, the Selling Stockholders, respective affiliates nor any underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we or the Selling Stockholders have referred you. If anyone provides you with different or inconsistent information, you should not rely on it. We, the Selling Stockholders and/or respective affiliates, as applicable, take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. We, the Selling Stockholders and/or respective affiliates, as applicable, are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus and the related exhibits filed with the SEC before making your investment decision.

For investors outside of the United States, neither we nor the Selling Stockholders have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this prospectus outside of the United States.

In this prospectus, (i) references to “Brazil Potash,” “we,” “us,” “our,” “the registrant” and the “Company” refer, collectively, to Brazil Potash Corp., a corporation incorporated and existing under the laws of the Province of Ontario, Canada., the issuer of the securities offered hereby, and its consolidated subsidiaries and (ii) references to “Selling Stockholder” or “Selling Stockholders” include donees, pledgees, transferees or other successors-in-interest selling Common Shares received from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, and that involve significant risks and uncertainties. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements are subject to a number of risks, uncertainties and assumptions in other documents we file and furnish, as applicable, from time to time with the SEC, such as our Annual Report on Form 20-F and our Reports of Foreign Private Issuer on Form 6-K.

Important factors that could cause such differences include, but are not limited to:

•	our ability to achieve profitability in the future;

•	our ability to obtain the necessary permits and licenses for the Autazes Project, and the timing and possible outcome of pending regulatory and permitting matters;

•	proposed expenditures for exploration work, and general and administrative expenses;

•	the development and construction of the Autazes Project;

•	maintaining rights of access to, including successfully acquiring, leasing, purchasing and/or obtaining rights to occupy, the land for the development and operation of the Autazes Project;

•	our capital requirements and need for additional financing, and our ability to raise additional capital;

•	the estimated results of planned development, mining and production activities;

•	the estimated results of our GHG Emissions Analysis;

•	the supply and demand of potash;

•	general economic and financial conditions;

•	governmental regulation of mining operations and related matters;

•	our prospects, strategies, and business objectives and milestones;

•	industry trends; and

•	our use of available funds, including any funds received upon exercise of the Warrants.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation existing under the laws of the Province of Ontario, Canada. All of our directors and executives reside outside of the United States, and significantly all of our assets and the assets of such persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or us, or to enforce against them or us judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. There is doubt as to the enforceability in Canada, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States.

PROSPECTUS SUMMARY

This prospectus summary highlights certain information about our company and other information contained elsewhere in this prospectus or in documents incorporated by reference. This summary does not contain all of the information that you should consider before making an investment decision. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference into this prospectus, before making an investment decision.

THE OFFERING

We are registering for issuance by us up to 18,550,000 Common Shares upon exercise of the Warrants and registering for resale by the Selling Stockholders named herein 9,450,000 Common Shares as described below:

Common Shares to be issued upon exercise of Warrants	Up to 18,550,000 Common Shares issuable upon exercise of the Warrants, consisting of 14,000,000 Common Warrants and 4,550,000 Pre-Funded Warrants.

Shares held by Selling Stockholders	9,450,000 Common Shares

Offering price	The Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Common Shares outstanding prior to exercise of the Warrants	53,367,089 Common Shares

Common Shares to be outstanding assuming exercise of the Warrants	71,917,089 Common Shares (1)

Terms of the Warrants	Each Pre-Funded Warrant is exercisable to purchase one Common Share at a price of $0.001 per share for cash. The Pre-Funded Warrants are immediately exercisable and remain exercisable until exercised in full.

Each Common Warrant is exercisable to purchase one Common Share at a price of $3.00 per share for cash. The Common Warrants are immediately exercisable and will expire five years from the date of issuance.

Use of proceeds	We will not receive any proceeds from the sale of the Common Shares offered for resale by this prospectus. However, we expect to receive up to $42,004,550 in gross proceeds assuming the exercise by the Selling Stockholders of all of the Pre-Funded Warrants to purchase the 4,550,000 Common Shares being registered hereby at an exercise price of $0.001 per share and all of the Common Warrants to purchase 14,000,000 Common Shares being registered hereby at an exercise price of $3.00 per share. We intend to use those proceeds, if any, for working capital and for general corporate purposes.

Risk factors	Investing in our securities involves a high degree of risk. See the information contained in or incorporated by reference under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus.

Dividend policy	We have never paid dividends on our Common Shares and do not anticipate paying any dividends for the foreseeable future.

Market symbol and trading	Our Common Shares are listed on the NYSE American under the symbol “GRO.”

(1)

The number of Common Shares that will be outstanding immediately after this offering is based on 53,367,089 Common Shares outstanding as of November 18, 2025. The number of Common Shares outstanding as of November 18, 2025, as used throughout this prospectus, unless otherwise indicated, excludes:

•	75,000 Common Shares issuable upon exercise of outstanding options, with an exercise price of $16.00;

•	3,438,583 Deferred Share Units (DSUs), of which 2,921,917 are vested;

•	4,361,625 Restricted Share Units (“RSUs”), of which 565,125 have vested; and

•	358,188 Common Shares issuable upon the exercise of warrants outstanding (excluding the Warrants being registered herein), with an average exercise price of $8.33.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or settlement of the outstanding warrants, DSUs, or RSUs referred to above.

THE COMPANY

Business Overview

We are a mineral exploration and development company with a potash mining project, the Autazes Project, located in the state of Amazonas, Brazil. Our technical operations are based in Autazes, Amazonas, Brazil and Belo Horizonte, Minas Gerais, Brazil, and our corporate office is in Toronto, Ontario, Canada. We are in the pre-revenue development stage and have not yet commenced any mining operations. Our plan of operations for the next few years includes securing all required environmental licenses for the Autazes Project, and, subject to securing sufficient funds, commencing all phases of the construction of the Autazes Project.

Once our operations commence, our operating activities will be focused on the extraction and processing of potash ore from the underground mine of the Autazes Project and selling and distributing the processed potash in Brazil.

The Mineral Resources on the property on which the Autazes Project is situated (which we refer to as the “Autazes Property”) are in an area encompassing approximately 98 square miles located in the Amazon potash basin near the city of Autazes in the eastern portion of the state of Amazonas, Brazil, within the Central Amazon Basin, between the Amazon River and the Madeira River, approximately 75 miles southeast of the city of Manaus, northern Brazil. We hold all of the mineral rights for the Autazes Project through our wholly-owned local subsidiary in Brazil, Potássio do Brasil Ltda., and such mineral rights are registered with Brazil’s national mining regulatory authority, Agência Nacional de Mineração (which we refer to as the “Brazilian National Mining Agency”), which is a specialized agency of the Brazilian Ministry of Mines and Energy. Under our current development plan for the Autazes Project, we intend to own, lease, have rights of access to or have rights to occupy, through Potássio do Brasil Ltda., 39 rural properties on which the facilities and infrastructure for the Autazes Project will be located. We currently have rights of access to 24 rural properties consisting of a total area of approximately 5.4 square miles, which include the land on which our proposed mine shafts, processing plant, and port for the Autazes Project will be constructed.

Although we believe that, through administrative land regularization proceedings, with Brazilian governmental agencies (such as the Brazilian National Institute of Rural Settlement and Agrarian Reform, the Brazilian Ministry of Industry and Trade, and other agencies), we will be able to, and intend to, acquire ownership of these 24 properties, there is no guarantee that the relevant authorities will do so on a timely basis or at all, as our acquisition of properties in Brazil will depend on us following the applicable legal procedures and meeting the required legal standards, which will be assessed by the relevant authorities within an uncertain timeline. Additionally, in March, April and May 2024, we entered into agreements to lease, for a term of six years, the remaining 15 rural properties consisting of a total area of approximately 4.2 square miles, which primarily will be used for the sites of our dry stacked tailings piles. Each of these lease agreements also provides us with a right of first refusal to purchase the applicable leased property in the event of a sale of such property, and in connection with any such sale, we will be able to apply the aggregate amount paid under such lease agreement as a reduction in the sale price.

Recent Developments

Keytrade Take-or-Pay Offtake Agreement

On August 20, 2025, Potássio do Brasil Ltda. (“PDB”), a subsidiary of the Company, entered into a definitive take-or-pay offtake agreement (the “Agreement”) with Keytrade Fertilizantes Brasil Ltda. (“Keytrade”).

Under the Agreement, Keytrade agreed to purchase between 30% and 37% of PDB’s annual potassium chloride (MOP 95) production from the Company’s Autazes Project, subject to a cap of approximately 814,000 tonnes per year. The Agreement has a term of ten years beginning with the commencement of commercial operations and is structured to provide long-term revenue visibility in support of the Company’s project financing strategy.

Keytrade’s purchase obligations will begin upon commencement of production and increase proportionally during the ramp-up period until full production capacity is achieved. Deliveries will be made on a DAP basis to Keytrade-designated warehouses in Brazil, with product quality specifications defined in the Agreement.

The pricing mechanism is formula-based and references prevailing market prices, with adjustments for logistics and payment terms. In addition, the Agreement includes a marketing fee and profit-sharing arrangement intended to align the commercial interests of both parties.

Payment is generally required in advance of delivery, though the Agreement permits sales on term subject to credit approval or provision of a standby letter of credit. The Agreement also allows PDB to assign receivables arising under the Agreement to financial institutions for project financing purposes.

The Agreement provides for customary indemnification and penalty provisions, including for shortfalls against the annual mandatory volume outside permitted tolerance levels, as well as suspension and termination rights in the event of extended force majeure.

Brazil Potash Corp. and Keytrade AG have executed certain supporting undertakings in connection with the Agreement; however, they are not parties to the operational or take-or-pay obligations.

Annual and Special Shareholder Meeting

On September 5, 2025, the Company held its Annual and Special Meeting of Shareholders (the “AGM”) for the following purposes:

(i)

electing the following directors of the Company to hold office until the close of the 2026 annual meeting of shareholders or until their successors are elected or appointed, all as the case may be, unless their office is earlier vacated in accordance with the by-laws of the Company or the provisions of the Business Corporations Act (Ontario): Mayo Shmidt, Matthew Simpson, Deborah Battiston, Christian Joerg, Brett Lynch, Pierre Pettigrew and Peter Tagliamonte;

(ii)	re-appointing MNP LLP as auditors of the Company to hold office until the next annual meeting of the shareholders of the Company; and

(iii)

Approving to amend the Company’s 2024 Incentive Compensation Plan to set the total number of Common Shares reserved and available for delivery under the 2024 Incentive Compensation Plan to be 8,600,000 Common Shares.

Home Country Rule Election

Pursuant to Section 110 of the NYSE American Company Guide (the “Company Guide”) the Company has elected to follow the Company’s home country rules with respect to Section 713 of the Company Guide.

Section 713 of the Company Guide provides that an issuer listed on the NYSE American is required to obtain shareholder approval in accordance with Section 705 of the Company Guide as a prerequisite to approval of applications to list additional shares when the additional shares will be issued in connection with a transaction involving the sale, issuance, or potential issuance by the issuer of common shares (or securities convertible into common shares) equal to 20% or more of its presently outstanding common shares (or securities convertible into common shares) for less than the greater of book or market value of the shares (the “20% Rule”) or when the issuance or potential issuance of additional shares will result in a change of control of the issuer, including, but not limited to, those issuances that constitute a reverse merger (the “Change of Control Rule”).

Notwithstanding this general requirement, Section 110 of the Company Guide permits foreign private issuers to follow their home country practice rather than the shareholder approval requirements of the 20% Rule or the Change of Control Rule. The laws of Ontario, Canada (the Company’s domicile of incorporation) do not require shareholder approval prior to any of the foregoing types of issuances and the Company has elected to follow its home country rules with respect to Section 713 of the Company Guide. The Company, therefore, is not required to obtain such shareholder approval prior to entering into a transaction with the potential to issue securities in contravention of the 20% Rule or the Change of Control Rule.

Except for the foregoing, there is no significant difference between our corporate governance practices and what NYSE American requires of domestic U.S. companies.

Private Placement

Securities Purchase Agreements

On October 17, 2025, we entered into securities purchase agreements (the “Purchase Agreements”) with certain institutional and accredited investors for the purchase and sale of 9,450,000 common units (the “Common Units”) and 4,550,000 pre-funded units (the “Pre-Funded Units”) at a price of $2.00 per Common Unit and a price of $1.999 per Pre-Funded Unit in a private placement (the “Private Placement”).

Each Common Unit is comprised of one Common Share and one common share purchase warrant to purchase one Common Share (the “Common Warrants”). Each Pre-Funded Unit is comprised of one pre-funded warrant to purchase one Common Share (the “Pre-Funded Warrants”) and one Common Warrant, for an aggregate of 9,450,000 Common Shares, Pre-Funded Warrants to purchase up to 4,550,000 Common Shares and Common Warrants to purchase up to 14,000,000 Common Shares. The Pre-Funded Warrants have an exercise price of $0.001 per Common Share, are immediately exercisable and remain exercisable until exercised in full. The Common Warrants are immediately exercisable at an exercise price of $3.00 per Common Share and will expire five years from the date of issuance. The Common Shares and Common Warrants forming part of the Common Units and the Pre-Funded Warrants and Common Warrants forming part of the Pre-Funded Units were immediately separable and were issued separately.

We consummated the first closing of the Private Placement on October 23, 2025, and issued 7,450,000 Common Units, consisting of 7,450,000 Common Shares and 7,450,000 Common Warrants, and 4,550,000 Pre-Funded Units consisting of 4,550,000 Pre-Funded Warrants and 4,550,000 Common Warrants. The gross proceeds from the first closing were approximately $24 million, before deducting offering expenses payable by us.

We consummated the second closing of the Private Placement on October 27, 2025, and issued 2,000,000 Common Units, consisting of 2,000,000 Common Shares and 2,000,000 Common Warrants. The gross proceeds from the second closing were approximately $4 million, before deducting offering expenses payable by us.

We intend to use the proceeds of the Private Placement for working capital and other general corporate purposes.

Pursuant to each Purchase Agreement, we agreed not to issue or sell any additional Common Shares or securities that can be converted into Common Shares for 90 days after the registration statement filed pursuant to the Registration Rights Agreement, as such term is defined below, becomes effective. Additionally, pursuant to each Purchase Agreement, we agreed during the same period, not to enter into any “Variable Rate Transaction,” which means a transaction in which we (i) issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional Common Shares either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the Common Shares any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for the Common Shares or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, whereby we may issue securities at a future determined price, regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled.

Pursuant to each Purchase Agreement, each of our officers and directors entered into a lock-up agreement (the “Lock-Up Agreement”) pursuant to which they agreed not to sell, transfer, or otherwise dispose of any of their Common Shares (or any securities convertible into, exercisable for, or exchangeable for Common Shares) for a period of 90 days following the date of each Purchase Agreement.

Canaccord Genuity acted as lead placement agent for the Private Placement and Roth Capital Partners acted as co-placement agent for the Private Placement.

Registration Rights Agreement

On October 17, 2025, we also entered into registration rights agreements (the “Registration Rights Agreements”) with certain institutional and accredited investors. Pursuant to the Registration Rights Agreement, we agreed to file a registration statement covering the resale of the Common Shares and Common Shares issuable upon exercise of the Common Warrants and Pre-Funded Warrants (the “Registrable Securities”) within 20 business days of entry into the Purchase Agreement and cause such registration statement to be declared effective by the Securities and Exchange Commission (the “Commission”) no later than the earlier of (a) the 90th calendar day following the closing date of the Purchase Agreements and (b) the 5th business day after the date we are notified (orally or in writing, whichever is earlier) by the Commission that initial registration statement will not be “reviewed” or will not be subject to further review (the “Effectiveness Deadline”).

Kimia Take-or-Pay Offtake Agreement

On October 28, 2025, Potássio do Brasil Ltda. (“PDB”), a subsidiary of Brazil Potash, entered into a definitive take-or-pay offtake agreement (the “Agreement”) with Kimia Solutions Ltda. (“Kimia”).

Under the Agreement, Kimia agreed to purchase between 23% and 32% of PDB’s annual potash production, subject to a cap of approximately 704,000 tonnes per year, on a take-or-pay basis. The precise percentage within that range will be fixed prior to the start of project construction and not later than one year following execution or the final investment decision, whichever occurs first. Deliveries will commence with the start of commercial production and ramp up to full production levels.

The Agreement has an initial term of ten years beginning with the commencement of ramp-up and may be extended by mutual written consent. Sales will be priced in accordance with a formula set out in the Agreement that references prevailing CFR Brazil market indexes, subject to specified logistical and performance adjustments. Payments are to be made on a cash-against-documents basis unless Kimia provides and acceptable standby letter of credit from a top-rated financial institution.

The Agreement provides for customary provisions relating to performance reviews, take-or-pay penalties, product quality standards, force majeure, confidentiality, anti-corruption compliance, and termination rights. Either party may terminate the Agreement in limited circumstances, including insolvency, uncured material breach, frustration of purpose, or extended force majeure. PDB may assign or pledge receivables arising under the Agreement to finance project development.

Brazil Potash and PBF Participações Ltda. may provide support and guarantee undertakings under separate instruments as contemplated in the Agreement.

Corporate Information

Our legal and commercial name is Brazil Potash Corp. We were incorporated on October 10, 2006 under the laws of the Province of Ontario, Canada, and are headquartered in Toronto, Ontario, Canada. We were formed to engage in the exploration and mining of potash in Brazil.

Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, New York 10168. Our principal executive offices are located at 198 Davenport Road, Toronto, Ontario, Canada, M5R 1J2, and our main telephone number is +1(416) 309-2963. Our internet website is www.brazilpotash.com. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus or our registration statement of which this prospectus forms a part. You should not consider any information on our website to be a part of this prospectus or our registration statement of which this prospectus forms a part, or use any such information in your decision on whether to purchase our Common Shares.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein, before making an investment decision. Our business, financial condition and results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our Common Shares could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including our most recent Annual Report on Form 20-F for the year ended December 31, 2024, which is on file with the SEC and is incorporated by reference into this prospectus, as well as any amendment or update thereto reflected in our subsequent filings with the SEC that are deemed incorporated by reference into this prospectus. The risks and uncertainties that we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect us. The occurrence of any of these risks could materially and adversely impact our business, cash flows, condition (financial or otherwise), liquidity, prospects and/or results of operations. Please also refer to the section above entitled “Cautionary Note Regarding Forward-Looking Statements” and the section below entitled “Where You Can Find More Information.”

Risks Related to This Offering

The price of our Common Shares may fluctuate significantly, and this may make it difficult for you to resell Common Shares owned by you at times or at prices you find attractive.

The trading price of our Common Shares may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our Common Shares. Among the factors that could affect our stock price are:

•	General economic and political conditions such as recessions, economic downturns and acts of war or terrorism;

•	Quarterly variations in our operating results;

•	Seasonality of our business cycle;

•	Changes in the market’s expectations about our operating results;

•	Our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	Changes in financial estimates and recommendations by securities analysts concerning us or the industry in which we operate in general;

•	Operating and stock price performance of other companies that investors deem comparable to us;

•	News reports relating to trends in our markets, including any expectations regarding an upcoming “hard” or “soft” market;

•	Cyberattacks and other cybersecurity incidents;

•	Changes in laws and regulations affecting our business;

•	Material announcements by us or our competitors;

•

The impact or perceived impact of developments relating to our investments, including the possible perception by securities analysts or investors that such investments divert management attention from our core operations;

•	Market volatility;

•	A negative market reaction to announced acquisitions;

•	General conditions in the industry in which we operate;

•	Legal proceedings or regulatory investigations; and

•	Sales of substantial amounts of common shares by our directors, executive officers or significant stockholders or the perception that such sales could occur.

Stockholder class action lawsuits may be instituted against us following a period of volatility in our stock price. Any such litigation could result in substantial cost and a diversion of management’s attention and resources.

Purchasers may experience dilution in the future.

You may also experience dilution in the event Common Shares are issued upon the exercise of the Warrants or after the offering on any future equity issuances, including the issuance of Common Shares in connection with our equity incentive plans or in connection with any future debt restructuring activities. To the extent we raise additional capital by issuing equity securities, our stockholders will experience substantial additional dilution. In order to raise additional capital, we expect to offer additional Common Shares or other securities convertible into or exchangeable for our Common Shares in the future. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights, preferences and privileges superior to existing stockholders, including investors who purchase Common Shares in this offering. The price per share at which we sell additional Common Shares or other securities convertible into or exchangeable for our Common Shares in future transactions may be higher or lower than the price per share in this offering. If we sell Common Shares or other securities convertible into or exchangeable for our Common Shares in subsequent transactions, our investors’ holdings may be materially diluted.

A large number of Common Shares (upon exercise of the Warrants) issued in this offering may be sold in the market following this offering, which may depress the market price of our Common Shares.

We may issue a significant number of Common Shares upon the exercise of the Warrants currently issued and outstanding relative to the amount of our Common Shares currently outstanding. Additionally, a large number of Common Shares (upon the exercise of the Warrants) issued in this offering may be sold in the public market following this offering, which may depress the market price of our Common Shares. If there are more Common Shares offered for sale than buyers are willing to purchase, then the market price of our Common Shares may decline to a market price at which buyers are willing to purchase the offered Common Shares and sellers remain willing to sell the Common Shares. The Common Shares (upon exercise of the Warrants) issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

Future sales or other dilution of our equity could adversely affect the market price of our Common Shares.

Our articles of incorporation, as amended, authorize the issuance of an unlimited number of Common Shares, no par value per share. We are generally not restricted from issuing additional Common Shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Shares. The issuance of any additional Common Shares or of preferred stock or convertible securities could be substantially dilutive to holders of our Common Shares. Moreover, to the extent that we issue restricted stock units, deferred stock units, performance stock units, options or warrants to purchase Common Shares in the future and those options or warrants are exercised or as the restricted stock units, deferred stock units or performance stock units vest, our stockholders may experience further dilution. Holders of our Common Shares have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. The market price of our Common Shares could decline as a result of sales of our Common Shares or the perception that such sales could occur.

Our Common Shares may be affected by limited trading volume and may fluctuate significantly.

Our Common Shares are traded on NYSE American. Although an active trading market has developed for our Common Shares, there can be no assurance that an active trading market for our Common Shares will be sustained. Failure to maintain an active trading market for our Common Shares may adversely affect our shareholders’ ability to sell our Common Shares in short time periods, or at all. Our Common Shares have experienced, and may experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our Common Shares.

Our Common Shares may be delisted from NYSE American if we cannot maintain compliance with NYSE American’s continued listing requirements.

Our Common Shares are listed on the NYSE American. There are a number of continued listing requirements that we must satisfy in order to maintain our listing on the NYSE American.

We cannot assure you our securities will meet the continued listing requirements to be listed on the NYSE American in the future. If the NYSE American delists our Common Shares from trading on its exchange, we could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•

a determination that our Common Shares are a “penny stock” which will require brokers trading in our Common Shares to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our Common Shares;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

If we fail to maintain compliance with all applicable continued listing requirements for the NYSE American and NYSE American determines to delist our Common Shares, the delisting could adversely affect the market liquidity of our Common Shares, our ability to obtain financing to repay debt and fund our operations.

If our Common Shares are delisted from the NYSE American and the price of our Common Shares remains below $5.00 per share, our Common Shares would come within the definition of “penny stock”.

Transactions in securities that are traded in the United States that are not traded on the NYSE American or on other securities exchange by companies, with net tangible assets of $5,000,000 or less and a market price per share of less than $5.00, may be subject to the “penny stock” rules. The market price of our Common Shares is currently less than $5.00 per share. If our Common Shares are delisted from the NYSE American and the price of our Common Shares remains below $5.00 per share and our net tangible assets remain $5,000,000 or less, our Common Shares would come within the definition of “penny stock”.

Under these penny stock rules, broker-dealers that recommend such securities to persons other than institutional accredited investors:

•	must make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•

provide the purchaser with risk disclosure documents which identify risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•

obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these requirements, if our Common Shares are at such time subject to the “penny stock” rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in these shares in the United States may be significantly limited. Accordingly, the market price of the shares may be depressed, and investors may find it more difficult to sell the shares.

Certain proposed changes in tax law may have adverse tax consequences to certain non-U.S. holders of our Common Shares and Common Shares to be issued upon exercise of the warrants.

On May 22, 2025, the United States House of Representatives passed a bill that, if enacted into law, may affect the U.S. federal income tax considerations applicable to certain non-U.S. holders of our Common Shares and shares to be issued upon exercise of the Warrants. In particular, the bill proposes to increase the current U.S. tax rates, including reduced rates provided under an applicable income tax treaty, on dividends on our Common Shares and shares to be issued upon exercise of the Warrants to certain individuals and entities resident in, or owned by residents of, countries (“applicable persons”) that have enacted any “unfair foreign tax,” as defined in the bill. Among other things, the bill provides for escalating rates of tax on payments to applicable persons, including applicable persons that claim a reduced rate of withholding tax under an applicable income tax treaty, up to 20% above the current statutory rates of tax (determined without regard to any rate provided under an applicable income tax treaty in lieu of such statutory rate). The likelihood of the bill or other similar legislation being enacted is uncertain, and the provisions of the bill or other similar legislation may change prior to enactment. Prospective investors should consult their legal advisors regarding the likelihood of the bill becoming law and the potential effects of the bill to them of investing in our securities.

We do not expect to pay dividends in the foreseeable future. As a result, you may have to rely on stock appreciation for any return on your investment.

We do not anticipate paying cash dividends on our Common Shares in the foreseeable future. Any payment of cash dividends will, among other things, depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, you may have to rely on capital appreciation, if any, to earn a return on your investment in our Common Shares. Furthermore, we may in the future become subject to additional contractual restrictions on, or prohibitions against, the payment of dividends

Investors who buy Common Shares from the Selling Stockholders at different times will likely pay different prices.

The Selling Stockholders may resell all, some or none of their Common Shares at any time or from time to time in their sole discretion and at different prices. As a result, investors who purchase Common Shares from the Selling Stockholders in this offering at different times will likely pay different prices for those Common Shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results.

Our management has broad discretion to determine how to use the funds received from the exercise of the Warrants and may use them in ways that may not enhance our results of operations or the price of our Commons Shares.

We are registering 9,450,000 Common shares for resale by the Selling Stockholders. We will not receive any proceeds from the sale of the Common Shares offered for resale by this prospectus. However, we expect to receive up to $42,004,550 in gross proceeds assuming the exercise of all of the Warrants by the Selling Stockholders, including the (a) Pre-Funded Warrants to purchase 4,550,000 Common Shares at an exercise price of $0.001 per share and (b) Common Warrants to purchase 14,000,000 Common Shares at an exercise price of $3.00 per share. We intend to use any net proceeds from the cash exercise of the Warrants for working capital and for general corporate purposes. See “Use of Proceeds.” Our management will have significant discretion as to the use of the net proceeds to us from the exercise of the Warrants and could spend the proceeds in ways that may not improve our results of operations or enhance the market price of our Common Shares.

USE OF PROCEEDS

We are registering 9,450,000 Common shares for resale by the Selling Stockholders. We will not receive any proceeds from the sale of the Common Shares offered for resale by this prospectus.

However, we expect to receive up to $42,004,550 in gross proceeds assuming the exercise of all of the Warrants by the Selling Stockholders, including the (a) Pre-Funded Warrants to purchase 4,550,000 Common Shares at an exercise price of $0.001 per share and (b) Common Warrants to purchase 14,000,000 Common Shares at an exercise price of $3.00 per share.

We intend to use any net proceeds from the cash exercise of the Warrants for working capital and for general corporate purposes.

PLAN OF DISTRIBUTION

Issuance of Common Shares Underlying Warrants

Pursuant to the terms of the Warrants, the Common Shares issuable upon exercise thereof will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price to the Company.

With respect to the exercise of the Pre-Funded Warrants, the exercise price is $0.001 per share.

With respect to the exercise of the Common Warrants, the exercise price is $3.00 per share.

Resale of Common Shares by Selling Stockholders

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Common Shares or interests in Common Shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Common Shares or interests in Common Shares on any stock exchange, market or trading facility on which the Common Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of Common Shares or interests therein:

•	distributions to members, partners, stockholders or other equity holders of the Selling Stockholders;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Common Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales and settlement of short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per Common Share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The Selling Stockholders also may transfer the Common Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the Selling Stockholders for purposes of this prospectus.

In connection with the sale of our Common Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell our Common Shares short and deliver these securities to close out their short positions, or loan or pledge the Common Shares to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the Common Shares offered by them will be the purchase price of the Common Shares less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Common Warrants and/or Pre-Funded Warrants by payment of cash, however, we will receive the exercise price of the Common Warrants and/or Pre-Funded Warrants.

The Selling Stockholders also may resell all or a portion of the Common Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Shares or interests therein are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Common Shares may be underwriting discounts and commissions under the Securities Act. Since Selling Stockholders are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Common Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Shares may not be sold unless such securities have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Common Shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Common Shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Common Shares offered by this prospectus.

We have agreed with the Selling Stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the Selling Stockholders shall have resold or otherwise disposed of all the Common Shares covered by this prospectus and (ii) the date on which the Common Shares covered by this prospectus no longer constitute “Registrable Securities” as such term is defined in the Registration Rights Agreement, such that they may be resold by the selling securityholders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect and certain additional requirements are satisfied.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the Selling Stockholders named below to offer for resale, from time to time, up to an aggregate of 9,450,000 Common Shares currently held by the Selling Stockholders and (ii) allow us to issue up to an aggregate of 18,550,000 Common Shares to the Selling Stockholders upon the exercise of certain Warrants currently held by the respective Selling Stockholders.

On October 17, 2025, we entered into securities purchase agreements (the “Purchase Agreements”) with certain institutional and accredited investors for the purchase and sale of 9,450,000 common units (the “Common Units”) and 4,550,000 pre-funded units (the “Pre-Funded Units”) at a price of $2.00 per Common Unit and a price of $1.999 per Pre-Funded Unit in a private placement (the “Private Placement”).

Each Common Unit is comprised of one Common Share and one common share purchase warrant to purchase one Common Share (the “Common Warrants”). Each Pre-Funded Unit is comprised of one pre-funded warrant to purchase one Common Share (the “Pre-Funded Warrants”) and one Common Warrant, for an aggregate of 9,450,000 Common Shares, Pre-Funded Warrants to purchase 4,550,000 Common Shares and Common Warrants to purchase up to 14,000,000 Common Shares. The Pre-Funded Warrants have an exercise price of $0.001 per Common Share, are immediately exercisable and remain exercisable until exercised in full. The Common Warrants are immediately exercisable at an exercise price of $3.00 per Common Share and will expire five years from the date of issuance. The Common Shares and Common Warrants forming part of the Common Units and the Pre-Funded Warrants and Common Warrants forming part of the Pre-Funded Units we immediately separable and were issued separately.

We consummated the first closing of the Private Placement on October 23, 2025, and issued 7,450,000 Common Units, consisting of 7,450,000 Common Shares and 7,450,000 Common Warrants, and 4,550,000 Pre-Funded Units consisting of 4,550,000 Pre-Funded Warrants and 4,550,000 Common Warrants. The gross proceeds from the first closing were approximately $24 million, before deducting offering expenses payable by us. We consummated the second closing of the Private Placement on October 27, 2025, and issued 2,000,000 Common Units, consisting of 2,000,000 Common Shares and 2,000,000 Common Warrants. The gross proceeds from the second closing were approximately $4 million, before deducting offering expenses payable by us.

We also entered into a Registration Rights Agreement pursuant to which we agreed to file one or more registration statements with the SEC covering the resale of the Common Shares and the Common Shares issuable upon exercise of the Warrants.

The Selling Stockholders listed in the table below may from time to time offer and sell any or all Common Shares set forth below pursuant to this prospectus. When we refer to “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in our Common Shares other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the Selling Stockholders for whom we are registering shares for resale to the public, and the number of such shares that each such Selling Stockholder may offer pursuant to this prospectus. Applicable percentages are based on 53,367,089 Common Shares outstanding on November 18, 2025.

We cannot advise as to whether the Selling Stockholders will in fact sell any or all of such shares. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

	Number of Common Shares Beneficially Owned Prior to Offering		Maximum Number of Common Shares to be Offered Pursuant to this	Number of Common Shares Beneficially Owned after Offering
Name of Selling Stockholders (1)	Number (2)	Percent (3)	Prospectus (4)	Number (5)	Percent (6)
Gundyco ITF for BT Global Growth Fund LP Account # 515-00654-22 (7)	1,000,000	1.86%	1,000,000	500,000	*	%
Ronit Global Opportunities Master Fund Ltd.(8)	750,000	1.4%	750,000	375,000	*	%
EM Co-Investment Fund LP(9)	750,000	1.4%	750,000	375,000	*	%
Pershing Nominees Limited A/C WRCLT (10)	2,000,000	3.68%	2,000,000	1,000,000	1.84%
GundyCo ITF MMCAP International Inc. SPC (11)	2,000,000	3.68%	2,000,000	1,000,000	1.84%
Special Situations Fund III QP, L.P. (12)	3,118,854	5.68%	3,118,854	1,559,427	2.84%
Special Situations Cayman Fund, L.P. (13)	881,146	1.64%	881,146	440,573	*	%
Jayvee & Co. (14)	600,000	1.12%	600,000	300,000	*	%
BMO Nesbitt Burns ITF 402-20308-21 Interward Capital Corp. (15)	60,000	* %	60,000	30,000	*	%
RBC Investor Services Trust ITF 166952004 First Canadian Insurance Corp. (16)	76,000	* %	76,000	38,000	*	%
RBC Investor Services Trust ITF 168969004 Millenium Insurance Corp. (17)	164,000	* %	164,000	82,000	*	%
Alyeska Master Fund, L.P. (18)	15,200,000	9.99%	15,200,000	12,150,000	9.99%
Investor Company ITF 5J5K00 BAM Long Short Equity Fund (19)	1,400,000	2.59%	1,400,000	700,000	1.29

*Less than 1%

(1)

If required, information about other selling stockholders, except for any future transferees, pledgees, donees or successors of the selling stockholder named in the table above, will be set forth in a prospectus supplement or amendment to the registration statement of which this prospectus is a part. Additionally, post-effective amendments to the registration statement will be filed to disclose any material changes to the plan of distribution from the description contained in the final prospectus.

(2)

The amounts and percentages of Common Shares beneficially owned are determined in accordance with the SEC’s rules, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting or investment power or has the right to acquire such power within 60 days through exercise of any option, warrant or other right. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated Common Shares.

(3)	The number of Common Shares beneficially owned prior to the offering is based on 53,367,089 Common Shares issued and outstanding as of November 18, 2025.
(4)

The Common Shares shown in this column include Common Shares that are offered for resale by the Selling Stockholders, as well as Common Shares that are offered for issuance by the Company upon the exercise of the Warrants by Selling Stockholders pursuant to this prospectus.

(5)

Assumes the exercise of all Warrants resulting in all shares offered by the Company to be issued under this prospectus, all shares offered by the Selling Stockholders under this prospectus are sold and that the Selling Stockholders buys or sells no additional Common Shares prior to the completion of this offering.

(6)

The number of Common Shares beneficially owned after the offering is based on 53,367,089 Common Shares issued and outstanding as of November 18, 2025 plus the Common Shares issued by the Company to each respective Selling Stockholder upon the exercise of their Warrants pursuant to this prospectus.

(7)

Consists of (a) 500,000 Common Shares and (b) 500,000 Common Shares issuable upon the exercise of the Common Warrants from this offering. The Common Warrants are subject to a beneficial ownership limitation of 4.99%. Paul Beattie has the power to direct the voting and disposition of the Common Shares held by Gundyco ITF for BT Global Growth Fund LP Account # 515-00654-22. The address of Gundyco ITF for BT Global Growth Fund LP Account # 515-00654-22 is 595 Bay Street, 7th Floor, Toronto, ON M5L 2C2.

(8)

Consists of (a) 375,000 Common Shares and (b) 375,000 Common Shares issuable upon the exercise of the Warrants held by Ronit Global Opportunities Master Fund Ltd. The Warrants are subject to a beneficial ownership limitation of 4.99%. Edward Misrahi has the power to direct the voting and disposition of the Common Shares held by Ronit Global Opportunities Master Fund Ltd. The address of Ronit Global Opportunities Master Fund Ltd is c/o Ronit Capital LLP, 20 North Audley Street, London W1K 6WE.

(9)

Consists of (a) 375,000 Common Shares and (b) 375,000 Common Shares issuable upon the exercise of the Warrants held by EM Co-Investment Fund LP. The Warrants are subject to a beneficial ownership limitation of 4.99%. Edward Misrahi has the power to direct the voting and disposition of the Common Shares held by EM Co-Investment Fund LP. The address of EM Co-Investment Fund LP is c/o Ronit Capital LLP, 20 North Audley Street, London W1K 6WE.

(10)

Consists of (a) 1,000,000 Common Shares and (b) 1,000,000 Common Shares issuable upon the exercise of the Warrants held by Pershing Nominees Limited A/C WRCLT. The Warrants are subject to a beneficial ownership limitation of 9.99%. William Philip Seymour Richards has the power to direct the voting and disposition of the Common Shares held by Pershing Nominees Limited A/C WRCLT. The address of Pershing Nominees Limited A/C WRCLT is Royal Liver Building, Liverpool, L3 1LL, United Kingdom.

(11)

Consists of (a) 1,000,000 Common Shares and (b) 1,000,000 Common Shares issuable upon the exercise of the Warrants held by GundyCo ITF MMCAP International Inc. SPC. The Warrants are subject to a beneficial ownership limitation of 4.99%. Matthew Alexander MacIsaac has the power to direct the voting and disposition of the Common Shares held by GundyCo ITF MMCAP International Inc. SPC. The address of GundyCo ITF MMCAP International Inc. SPC is 595 Bay St. 7th Floor, Toronto ON M5L 2C2.

(12)

Consists of (a) 1,559,427 Common Shares and (b) 1,559,427 Common Shares issuable upon the exercise of the Warrants held by Special Situations Fund III QP. The Warrants are subject to a beneficial ownership limitation of 9.99%. AWM Investment Company, Inc. (“AWM”) is the investment adviser; David Greenhouse and Adam Stettner are the principal owners of AWM. Through their control of AWM, they share the power to direct the voting and disposition of the Common Shares held by Special Situations Fund III QP. The address of Special Situations Fund III QP, L.P. is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(13)

Consists of (a) 440,573 Common Shares and (b) 440,573 Common Shares issuable upon the exercise of the Warrants held by Special Situations Cayman Fund, L.P. The Warrants are subject to a beneficial ownership limitation of 9.99%. AWM Investment Company, Inc. (“AWM”) is the investment adviser; David Greenhouse and Adam Stettner are the principal owners of AWM. Through their control of AWM, they share the power to direct the voting and disposition of the Common Shares held by Special Situations Cayman Fund, L.P. The address of Special Situations Cayman Fund, L.P. is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(14)

Consists of (a) 300,000 Common Shares and (b) 300,000 Common Shares issuable upon the exercise of the Warrants held by Jayvee & CO. The Warrants are subject to a beneficial ownership limitation of 4.99%. Robert Maxwell has the power to direct the voting and disposition of the Common Shares held by Jayvee & CO. The address of Jayvee & CO. is 100 Yonge Street, Suite 1802, Toronto, Ontario M5C, 2W1.

(15)

Consists of (a) 30,000 Common Shares and (b) 30,000 Common Shares issuable upon the exercise of the Warrants held by the BMO Nesbitt Burns ITF 402-20308-21 Interward Capital Corp. The Warrants are subject to a beneficial ownership limitation of 9.99%. Marc Sontrop has the power to direct the voting and disposition of the Common Shares held by BMO Nesbitt Burns ITF 402-20308-21 Interward Capital Corp.

The address of BMO Nesbitt Burns ITF 402-20308-21 Interward Capital Corp. is 1 First Canadian Place (B1 Level Stock Cage), Toronto, Ontario M5X 1H3.
(16)

Consists of (a) 38,000 Common Shares and (b) 38,000 Common Shares issuable upon the exercise of the Warrants held by RBC Investor Services Trust ITF 166952004 First Canadian Insurance Corp. The Warrants are subject to a beneficial ownership limitation of 9.99%. Marc Sontrop has the power to direct the voting and disposition of the Common Shares held by RBC Investor Services Trust ITF 166952004 First Canadian Insurance Corp. The address of RBC Investor Services Trust ITF 166952004 First Canadian Insurance Corp. is 155 Wellington Street W. 2nd Floor, Toronto, Ontario M5V 3L3.

(17)

Consists of (a) 82,000 Common Shares and (b) 82,000 Common Shares issuable upon the exercise of the Warrants held by RBC Investor Services Trust ITF 168969004 Millenium Insurance Corp. The Warrants are subject to a beneficial ownership limitation of 9.99%. Marc Sontrop has the power to direct the voting and disposition of the Common Shares held by RBC Investor Services Trust ITF 168969004 Millenium Insurance Corp. The address of RBC Investor Services Trust ITF 168969004 Millenium Insurance Corp. is 155 Wellington Street W. 2nd Floor, Toronto, Ontario M5V 3L3.

(18)

Consists of (a) 3,050,000 Common Shares and (b) 12,150,000 Common Shares issuable upon the exercise of the Pre-Funded Warrants to purchase 4,550,000 Common Shares and Common Warrants to purchase 7,600,000 Common Shares held by Alyeska Master Fund, L.P. The Warrants are subject to a beneficial ownership limitation of 9.99%. William Philip Seymour Richards has the power to direct the voting and disposition of the Common Shares held by Alyeska Master Fund, L.P. The address of Alyeska Master Fund, L.P. is 77 W. Wacker, Suite 700, Chicago, IL 60601.

(19)

Consists of (a) 700,000 Common Shares and (b) 700,000 Common Shares issuable upon the exercise of the Warrants held by Investor Company ITF 5J5K00 BAM. The Warrants are subject to a beneficial ownership limitation of 4.99%. Bastion Asset Management Inc. has the power to direct the voting and disposition of the Common Shares held by Investor Company ITF 5J5K00 BAM Long Short Equity Fund. The address of Investor Company ITF 5J5K00 BAM Long Short Equity Fund is 1470 Peel St Suite 480, Montreal Quebec Canada H3A 1T1.

DESCRIPTION OF SHARE CAPITAL

General

Our articles of incorporation, as amended, authorizes the issuance of unlimited number of Common Shares, no par value per share.

As of the date of this prospectus, we have 53,367,089 Common Shares outstanding. Our Common Shares are held of record by approximately 5,931 shareholders.

Common Shares

General

We are authorized to issue one class of stock, being an unlimited number of our Common Shares, with no par value per share. Our Common Shares do not have any special rights or restrictions. All of our outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable.

General Meeting of Shareholders

We are incorporated under the laws of the Province of Ontario, Canada, and are governed by the Business Corporations Act (Ontario) (the “OBCA”). Under the OBCA, (i) a general meeting of shareholders shall be held at such place in or outside Ontario as determined by our board of directors, or, in the absence of such a determination, at our registered office; (ii) our board of directors must call an annual meeting of shareholders no later than 15 months after the last preceding annual meeting; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, our board of directors may fix in advance a date as the record date for that determination, provided that if we are an “offering corporation” under the rules of the OBCA, such date shall not precede by more than 50 days or by less than 21 days the date on which the meeting is to be held; (iv) notice of the time and place of a meeting of shareholders shall be sent to each shareholder entitled to vote at the meeting, our directors and our auditor; (v) the holders of not less than five percent (5%) of our issued and outstanding Common Shares entitled to vote at a meeting may requisition our board of directors to call a meeting of shareholders for the purposes stated in the requisition; and (vi) upon the application of a director or shareholder entitled to vote at the meeting, the Ontario Superior Court of Justice may order a meeting to be called, held and conducted in a manner that the Court directs.

Our bylaws provide that a quorum for purposes of a shareholder meeting is met when the holders of not less than 10% of the shares entitled to vote at a meeting of shareholders are present in person or represented by proxy.

Voting Rights

The holders of our Common Shares are entitled to attend and vote at all meetings of our shareholders (except any meetings at which only holders of a specified class of shares are entitled to vote), and at each meeting are entitled to one vote for each share held on all matters to be voted on by our shareholders. There is no cumulative voting.

Dividends

The holders of our Common Shares are entitled to dividends when and as declared by our board of directors from funds legally available therefor if, as and when determined by our board of directors in its sole discretion, subject to provisions of law, and any provisions of our articles of incorporation (including the rights, privileges, restrictions and conditions attached to any other class of shares of our Company).

Pre-emptive Rights; Conversion; Redemption; Sinking Fund

There are no pre-emptive, conversion or redemption privileges, nor sinking fund provisions with respect to our Common Shares.

Liquidation

Subject to the rights, privileges, restrictions and conditions attached to any other class of shares of our Company, in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Common Shares will be entitled to share pro ratably in the net assets legally available for distribution to shareholders after the payment of or provision for all of our debts and other liabilities.

Procedures to Change the Rights of Shareholders

The rights, privileges, restrictions and conditions with respect to our Common Shares are contained in our articles of incorporation, and such rights, privileges, restrictions and conditions may be changed by amending our articles of incorporation. In order to amend our articles of incorporation, the OBCA requires approval by not less than two-thirds of the votes cast by our shareholders entitled to vote thereon. Additionally, if we make particular types of amendments to our articles of incorporation, a holder of our Common Shares may dissent to such amendments and, if such shareholder so elects and complies with all applicable requirements set out in the OBCA, we will have to pay such shareholder the fair value of the Common Shares held by such shareholder. The types of amendments to our articles of incorporation that would be subject to dissent rights include (but are not limited to): (i) adding, removing or changing restrictions on the issue, transfer or ownership of our Common Shares, and (ii) adding, removing or changing any restrictions upon the business that we may carry on or upon the powers that we may exercise.

Limitations on Liability and Indemnification of Directors and Officers

In accordance with the OBCA and pursuant to our bylaws, subject to certain conditions, we will, to the maximum extent permitted by law, indemnify our directors, officers, former directors and former officers, and any another individuals who act or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of that association with our Company or other entity. Additionally, we may advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding, provided that such individual shall repay such monies if such individual does not fulfill the conditions described below. Indemnification is prohibited unless such individual:

•	acted honestly and in good faith with a view to our best interests;

•	in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful; and

•	was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and fulfils the conditions listed above.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us pursuant to the foregoing or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Forum Selection

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Ontario, Canada and the appellate courts therefrom (or, failing such court, any other “court” (as defined in the OBCA) having jurisdiction and the appellate courts therefrom) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of our Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of our Company to our Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the OBCA or our articles of incorporation or bylaws; or (iv) any action or proceeding asserting a claim otherwise related to the “affairs” (as defined in the OBCA) of our Company. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in our Common Shares will be deemed to have consented to these forum selection provisions in our bylaws; however, investors and shareholders cannot waive our compliance with U.S. federal securities laws and the rules and regulations thereunder.

There is uncertainty as to whether a court will enforce the forum selection provisions in our bylaws with respect to all claims within the scope of the subject matter of the preceding paragraph. We interpret the forum selection clauses in our bylaws to be limited to the specified actions and proceedings and to not apply to any claims or actions arising under the Securities Act or the Exchange Act. Notwithstanding any interpretation of the forum selection provisions in our bylaws to the contrary, Section 22 of the Securities Act provides for concurrent jurisdiction for U.S. federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Additionally, Section 27 of the Exchange Act provides that the U.S. federal courts will have exclusive jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The enforceability of similar forum selection provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the forum selection provisions in our bylaws to be inapplicable or unenforceable in any claim, action or proceeding, we may incur additional costs associated with resolving such dispute in other judicial forums or jurisdictions.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is TSX Trust Company, located at 100 Adelaide Street West, Suite 301, Toronto, Ontario, Canada, M5H 4H1, and the U.S. co-transfer agent for our Common Shares is Continental Stock Transfer & Trust Company, located at 1 State Street, 30th Floor, New York, New York 10004.

Investment Canada Act

The Investment Canada Act (which we refer to as the “ICA”) requires any non-Canadian person (as defined in the ICA) who acquires “control” (as defined in the ICA) of an existing Canadian business, where certain prescribed financial thresholds are exceeded, to file a pre-closing application for review with Innovation, Science and Economic Development Canada. Where the acquisition of control of a Canadian business by a non-Canadian person does not meet the prescribed financial thresholds for review, such non-Canadian person is required to file a notification with Innovation, Science and Economic Development Canada no later than 30 days after the completion of the transaction. The ICA generally prohibits the implementation of a reviewable transaction unless, after review, the relevant minister is satisfied that the acquisition is likely to be of a net benefit to Canada. Under the national security regime in the ICA, the Canadian federal government may undertake a discretionary review of a broader range of investments by a non-Canadian to determine whether such investments by a non-Canadian could be “injurious to national security”. Review on national security grounds is at the discretion of the Canadian federal government and may occur on a pre-or post-closing basis.

Competition Act

Limitations on the ability to acquire and hold our Common Shares may be imposed by the Competition Act (Canada) (which we refer to as the “Competition Act”), which permits the Commissioner of Competition (which we refer to as the “Commissioner”) to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in our Company. In addition, the Competition Act grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal on the basis that it would, or would be likely to, substantially prevent or lessen competition. The Competition Act also requires any person who intends to acquire our Common Shares to file a notification with the Canadian Competition Bureau if: (i) such person (and such person’s affiliates) would hold, in the aggregate, more than 20% of all of our outstanding voting shares, (ii) certain financial thresholds are exceeded, and (iii) no exemption applies.

Where a person (and such person’s affiliates) already holds, in the aggregate, more than 20% of all of our outstanding voting shares, a notification must be filed if: (i) the acquisition of additional shares would bring such person’s (and its affiliates) holdings to over 50%, (ii) certain financial thresholds are exceeded, and (iii) no exemption applies.

Where a notification is required, the Competition Act prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless compliance with the waiting period has been waived or the Commissioner has issued an advance ruling certificate under Section 102 of the Competition Act. The Commissioner’s review of a notifiable transaction for substantive competition law considerations may take longer than the statutory waiting period.

Exchange Listing

Our Common Shares are listed on the NYSE American under the symbol “GRO.”

LEGAL MATTERS

We are being represented by Anthony, Linder & Cacomanolis, PLLC, West Palm Beach, Florida, with respect to certain legal matters as to United States federal securities law. The validity of the Common Shares offered in this offering and certain other legal matters as to Canadian law will be passed upon for us by Wildeboer Dellelce LLP, Toronto, Ontario, our counsel as to Canadian law.

EXPERTS

MNP LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of, and for the years ended, December 31, 2024, 2023 and 2022, as set forth in their reports thereon. Such consolidated financial statements have been incorporated by reference herein in reliance on the reports of such firm given on their authority as experts in accounting and auditing. MNP LLP is independent with respect to us in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board on auditor independence. The principal business address of MNP LLP is 50 Burnhamthorpe Road W, Suite 900, Mississauga, Ontario, Canada, L5B 3C2.

Certain portions of the description of the Autazes Project and the Autazes Property were summarized or extracted from the Technical Report, which was prepared by ERCOSPLAN Ingenieurgesellschaft Geotechnik und Bergbau mbH (which we refer to as “ERCOSPLAN”) in accordance with the SEC Mining Modernization Rules. The economic analysis for the Autazes Project in the Technical Report was completed by L&M Assessoria Empresarial (which we refer to as “L&M”), based on information provided by ERCOSPLAN (who was responsible for preparing the production schedule, and the estimated capital and operating costs for the mine, processing plant, infrastructure and port). Portions of the Technical Report have been extracted, summarized and disclosed in this prospectus with the consent of ERCOSPLAN and L&M.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified by our Bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of the company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, lawsuit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted from this prospectus some parts of the registration statement as permitted by the rules and regulations of the SEC. Statements in this prospectus concerning any document we have filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified in their entirety by reference to these filings. In addition, are required to file with the SEC annual reports on Form 20-F and provide to the SEC other material information on Form 6-K. The SEC also maintains a website that contains these reports and other information that we file electronically with the SEC. The SEC’s website can be found at http://www.sec.gov. In addition, we make available on or through our website copies of these reports as soon as reasonably practicable after we electronically file or furnished them to the SEC. Our website can be found at www.brazilpotash.com. The content contained in, or that can be accessed through, our website is not a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to furnish or make available to our shareholders annual reports containing our audited financial statements prepared in accordance with U.S. GAAP and make available to our shareholders quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year. Our annual report will contain a detailed statement of any transactions between us and our related parties.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we have filed and will file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be an integral part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•

our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March  28, 2025, and Form 20-F/A, filed with the SEC on April 9, 2025, which contains our audited financial statements for the latest fiscal year for which such statements have been filed;

•

our Report on Form 6-K, filed with the SEC on May 12, 2025, containing our unaudited interim consolidated financial statements and related management’s discussion and analysis of financial condition and results of operations for the three months ended March 31, 2025;

•

our Report on Form 6-K, filed with the SEC on August 13, 2025, containing our unaudited interim consolidated financial statements and related management’s discussion and analysis of financial condition and results of operations for the six months ended June 30, 2025.

•

our Report on Form 6-K, filed with the SEC on November 12, 2025, containing our unaudited interim consolidated financial statements and related management’s discussion and analysis of financial condition and results of operations for the nine months ended September 30, 2025;

•

our Reports on Form 6-K, filed with the SEC on January 6, 2025 (excluding Exhibit 99.1 furnished thereunder), May  6, 2025, August 13, 2025, August 26, 2025 (excluding Exhibit 99.1 furnished thereunder), September  8, 2025, October 17, 2025, October 23, 2025 (excluding Exhibit 99.1 furnished thereunder), October  28, 2025, and October 29, 2025 (excluding Exhibit 99.1 furnished thereunder);

•

the description of our Common Shares contained in our Registration Statement on Form 8-A12B (File No. 001-42423), filed with the SEC under Section 12(b) of the Exchange Act on November 26, 2024, including any amendment or report filed for the purpose of updating such description; and

•

all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we stop offering the securities covered by this prospectus.

Notwithstanding the foregoing, information and documents that we elect to furnish, but not file, or have furnished, but not filed, with the SEC in accordance with SEC rules and regulations is not incorporated into this prospectus and does not constitute a part hereof.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Brazil Potash Corp.

198 Davenport Road

Toronto, Ontario, Canada, M5R 1J2

+1 (416) 309-2963

You may also access the documents incorporated by reference in this prospectus through our website at www. brazilpotash.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part. The information contained on our website is not part of this prospectus.

9,450,000 Common Shares for Resale by Selling Stockholders

4,550,000 Common Shares Underlying Pre-Funded Warrants

14,000,000 Common Shares Underlying Common Warrants

BRAZIL POTASH CORP.

PROSPECTUS

NOVEMBER [ ], 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the Province of Ontario, Canada, and are governed by the OBCA. In accordance with the OBCA and pursuant to our bylaws (our “Bylaws”), subject to certain conditions, we shall, subject to the limitations contained in the OBCA, indemnify our directors and officers, any former director or officer, or any other individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of such association with our Company or other entity, if such individual:

•

acted honestly and in good faith with a view to our best interests, or, as the case may be, the best interests of the other entity for which such individual acted as a director or officer or in a similar capacity at our request; and

•	in the case of a criminal or administration action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful.

Pursuant to our Bylaws, we shall also indemnify such individual in other circumstances as the OBCA permits or requires.

Additionally, we may purchase and maintain insurance for the benefit of any indemnified individual against such liabilities, in such amounts as our board of directors may from time to time determine and as permitted by the OBCA. We currently carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Furthermore, we have entered into an indemnity agreement with each of our current directors and officers, and intend to enter into an indemnity agreement with each of our future directors and officers, whereby we have agreed or will agree to indemnify such directors and officers against all expenses and liabilities incurred in such capacity to the fullest extent permitted by law, subject to limited exceptions.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing or otherwise, we have been informed that in the opinion of the U.S. Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a director, officer or controlling person asserts a claim for indemnification in connection with the successful defense of any action, suit or proceeding resulting from this offering, we will, unless otherwise advised by counsel, submit to a court of competent jurisdiction the question of whether such indemnification is against public policy. We will be governed by the final adjudication of such issue.

Item 7. Recent Sales of Unregistered Securities

Set forth below is information regarding all securities issued by us without registration under the Securities Act during the past three years.

On October 18, 2024, we effected 4-for-1 reverse stock split and share consolidation (which we refer to as the “Reverse Stock Split and Share Consolidation”). The Reverse Stock Split and Share Consolidation combined each four outstanding Common Shares into one Common Share. Any fractional shares resulting from the Reverse Stock Split and Share Consolidation were rounded down to the nearest whole Common Share, and no cash or other consideration was paid in lieu of any fractional shares. All references to our Common Shares, DSUs, and RSUs below have been retroactively adjusted, where applicable, to reflect the Reverse Stock Split and Share Consolidation as if it had occurred as of the times referenced below.

Regulation A Offering

Pursuant to an offering under Tier 2 of Regulation A promulgated under the Securities Act (our “Regulation A Offering”), we completed an offering of 2,529,676 Common Shares. Our Regulation A Offering was made pursuant to our Form 1-A Offering Statement, which was initially filed by us with the SEC on May 5, 2020 and qualified by the SEC on June 26, 2020, and our Post-Qualification Offering Circular Amendment No. 1 and Post-Qualification Offering Circular Amendment No. 2, which were filed by us with the SEC on June 25, 2021 and July 23, 2021, respectively, and qualified by the SEC on August 2, 2021. The Common Shares were offered in our Regulation A Offering at a purchase price of $16.00 per Common Share.

In connection with our Regulation A Offering, we engaged Dalmore Group, LLC, a New York limited liability company and FINRA/SIPC registered broker-dealer (“Dalmore”), to provide broker-dealer services. Pursuant to the Amended Broker-Dealer Agreement between our Company and Dalmore, we agreed to pay Dalmore a one-time setup fee of $5,000, a one-time consulting fee of $50,000, as well as a 1% commission on the aggregate amount raised by us from the sale of our Common Shares in our Regulation A Offering.

Our Regulation A Offering closed on August 2, 2022, with an aggregate of 2,529,676 Common Shares sold and approximately $40.5 million in gross proceeds raised. We used the net proceeds from our Regulation A Offering to fund our pre-operation administrative costs, including for conducting additional consultations with indigenous communities in accordance with International Labour Organization Convention 169, complying with our Preliminary Environmental License, conducting engineering for other applications and permits, conducting essential testwork prior to starting the engineering, procurement and construction management phase, maintaining our mineral rights, updating and optimizing the Technical Report, and executive compensation.

Stock Options

We have a Stock Option Plan, adopted in 2006 (our “Stock Option Plan”), pursuant to which we granted to certain of the directors, executives and employees of, and consultants to, our Company stock options to purchase our Common Shares. Stock options vest in accordance with terms and conditions established by our compensation committee, as the administrator of our Stock Option Plan.

In January 2022, pursuant to our Stock Option Plan, we granted to one of our consultants stock options to purchase an aggregate of 62,500 (net of subsequent cancellations) Common Shares at an exercise price of $16.00 per share, with all such stock options vesting ratably in four equal installments, with the first installment vesting on the date of grant and the additional installments vesting every six months thereafter.

In May 2023, pursuant to our Stock Option Plan, we granted to one of our employees stock options to purchase an aggregate of 12,500 Common Shares at an exercise price of $16.00 per share, with all such stock options vesting ratably in four equal installments, with the first installment vesting on the date of grant and the additional installments vesting every six months thereafter.

All of the foregoing grants of stock options under our Stock Option Plan were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 701 under the Securities Act.

Deferred Share Units

We have a Deferred Share Unit Plan, adopted in 2015, and amended and restated in May 2024 (our “Deferred Share Unit Plan”), pursuant to which we granted to certain of the directors, executives and employees of, and consultants and other service providers to, our Company deferred share units (“DSUs”). Additionally, we have a 2024 Incentive Compensation Plan, adopted in June 2024 (our “2024 Incentive Compensation Plan”), pursuant to which we granted to a former director of, and certain consultants to, our Company DSUs. DSUs vest in accordance with terms and conditions established by our compensation committee, as the administrator of our

Deferred Share Unit Plan and our 2024 Incentive Compensation Plan. In general, we will redeem vested DSUs held by a holder upon such holder ceasing to be a director, executive or employee of our Company, or upon the death of such holder, in exchange for the issuance of our Common Shares from our treasury to such holder on the basis of one Common Share for each vested DSU. Additionally, however, subject to the approval of our compensation committee and upon mutual agreement with the holder or the holder’s estate, we may also redeem vested DSUs in exchange for a cash payment equal to the per share fair market value of our Common Shares at such time multiplied by the number of vested DSUs held by such holder.

In February 2022, pursuant to our Deferred Share Unit Plan, we granted to certain of our directors, executives, and consultants an aggregate of 356,250 (net of subsequent cancellations) DSUs, which vest ratably in six equal tranches every six months from the date of grant.

In September 2022, pursuant to our Deferred Share Unit Plan, we granted to certain of our directors, executives, and consultants an aggregate of 1,225,000 (net of subsequent cancellations) DSUs, which vested immediately.

In May 2023, pursuant to our Deferred Share Unit Plan, we granted to one of our executives and two of our employees an aggregate of 225,000 DSUs, which vest ratably in six equal tranches every six months from the date of grant.

In October 2023, pursuant to our Deferred Share Unit Plan, we granted to (i) a consultant 62,500 DSUs, which vest in full 12 months from the date of grant, and (ii) a consultant 25,000 DSUs, which vest ratably in four equal tranches every three months from the date of grant.

In May 2024, pursuant to our Deferred Share Unit Plan, we granted to one of our then directors and a consultant an aggregate of 312,500 DSUs, which vested immediately.

In June 2024, pursuant to our 2024 Incentive Compensation Plan, we granted to (i) one of our former directors and CD Capital Natural Resources BPC LP an aggregate of 181,250 DSUs, which vested immediately, and (ii) a consultant 62,500 DSUs, of which 12,500 vested immediately and the remaining 50,000 vest ratably in four equal tranches every year from the date of grant.

In August 2024, pursuant to our 2024 Incentive Compensation Plan, we granted to a consultant 250,000 DSUs, of which 62,500 vested immediately and the remaining 187,500 vest ratably in three equal tranches every six months from the date of grant.

In June 2025, pursuant to our 2024 Incentive Compensation Plan, we granted to (i) a consultant 250,000 DSUs, which vested immediately and (ii) a consultant 49,000 DSUs, which vested immediately.

All of the foregoing grants of DSUs under our Deferred Share Unit Plan and our 2024 Incentive Compensation Plan, as applicable, were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 701 under the Securities Act.

Restricted Stock Units

Under our 2024 Incentive Compensation Plan, we granted to certain of the directors, executives and employees of, and consultants and other service providers to, our Company restricted stock units (“RSUs”). RSUs vest in accordance with terms and conditions established by our compensation committee, as the administrator of our 2024 Incentive Compensation Plan.

In July 2024, pursuant to our 2024 Incentive Compensation Plan, we granted to certain of our directors, executives, employees and consultants an aggregate of 3,087,500 RSUs, which will vest in full upon the earlier of (i) the expiration of the lock-up agreements entered into by our directors and executives with the underwriters in connection with this offering, and (ii) the one-year anniversary of the closing date of this offering.

In August 2024, pursuant to our 2024 Incentive Compensation Plan, we granted to two of our consultants an aggregate of 87,500 RSUs, which will vest in full on the one-year anniversary of the closing date of this offering.

In October 2024, pursuant to our 2024 Incentive Compensation Plan, we granted to (i) Stan Bharti and certain consultants to our Company an aggregate of 387,500 RSUs, of which 96,875 RSUs vested immediately and the remaining 290,625 RSUs will vest ratably in three equal tranches every six months from the date of grant, and (ii) a consultant to our Company 500,000 RSUs, of which 125,000 RSUs will vest on the three month anniversary of the closing date of this offering and the remaining 375,000 RSUs will vest ratably in three equal tranches every three months thereafter.

In November 2024, pursuant to our 2024 Incentive Compensation Plan, we granted to (i) a consultant to our Company 100,000 RSUs, which vested immediately on the date of grant, and (ii) (a) a director and (b) a consultant to our Company an aggregate of 175,000 RSUs, which will vest in full upon the earlier of (1) the expiration of the lock-up agreements entered into by our directors and executives with the underwriters in connection with this offering, and (2) the one-year anniversary of the closing date of this offering.

In December 2024, pursuant to our 2024 Incentive Compensation Plan, we granted to consultants 120,000 RSUs, which vest immediately.

In January 2025, pursuant to our 2024 Incentive Compensation Plan, we granted to a director and a consultant an aggregate of 511,000 RSUs, which vest in four equal quarterly tranches with the first tranche vesting on the date of grant.

All of the foregoing grants of RSUs under our 2024 Incentive Compensation Plan were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 701 under the Securities Act.

Warrant

In May 2024, we issued to CD Capital Natural Resources BPC LP, one of our largest shareholders, a warrant that was exercisable for 93,750 Common Shares at an exercise price of $16.00 per Common Share. We believe that the issuance of such warrant was exempt from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act. In June 2024, CD Capital Natural Resources BPC LP exercised such warrant in full.

Any Market Purchase Agreement

On May 1, 2025, we entered into an Any Market Purchase Agreement (the “Any Market Purchase Agreement”) with the Selling Shareholder, whereby the Company may offer and sell, from time to time at its sole discretion, and whereby the Selling Shareholder has committed to purchase, up to $75 million of the Company’s common shares, no par value, subject to the limitations in the Any Market Purchase Agreement. We believe that the issuance of such securities was exempt from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act.

ELOC

On July 15, 2025, the Company issued 1,000,000 Common Shares of the Company for proceeds of $1,809,000 under the terms of an equity line of credit agreement (the “ELOC”) with Alumni Capital. Under the terms of the ELOC, which was entered into on May 1, 2025 (the (“Execution Date”), the Company has the right to sell and Alumni Capital has the obligation to purchase up to $75 million worth of common shares of the Company over a 24 month period at prices based on the market price at the time of each sale to Alumni Capital. The Company, at its sole discretion, controls the timing and amount of the sale of common shares. In consideration for the ELOC’s execution and delivery of the ELOC, the Company agreed to issue to Alumni Capital (i) $375,000 worth of the Company’s Common Shares (the “First Tranche”) issuable within one business day from the earlier of (a) effectiveness of the Initial Registration Statement filed by the Company, and (b) 180 days from the Execution Date and (ii) $375,000 worth of the Company’s Common Shares issuable within 180 days from the date on which the First Tranche is required to be issued and delivered, in accordance with the terms and subject to the conditions of the ELOC. On July 16, 2025, the Company issued 500,000 common shares of the Company for proceeds of $702,500 under the terms of the ELOC with Alumni Capital.

Private Placement

We consummated the first closing of the Private Placement pursuant to the Purchase Agreements on October 23, 2025, and issued 7,450,000 Common Units, consisting of 7,450,000 Common Shares and 7,450,000 Common Warrants, and 4,550,000 Pre-Funded Units consisting of 4,550,000 Pre-Funded Warrants and 4,550,000 Common Warrants. The gross proceeds from the first closing were approximately $24 million, before deducting offering expenses payable by us. We consummated the second closing of the Private Placement on October 27, 2025, and issued 2,000,000 Common Units, consisting of 2,000,000 Common Shares and 2,000,000 Common Warrants. The gross proceeds from the second closing were approximately $4 million, before deducting offering expenses payable by us.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit No.	Description	Form	Exhibit	Filing Date

3.1	Articles of Incorporation of Brazil Potash Corp.	F-1/A	3.1	November 25, 2024

3.2	Articles of Amendment (to Articles of Incorporation) of Brazil Potash Corp., dated October 18, 2024	F-1/A	3.2	November 25, 2024

3.3	Bylaws of Brazil Potash Corp.	F-1/A	3.3	November 25, 2024

4.1	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Exchange Act	20-F	2.1	November 25, 2024

4.2	Form of Warrant Certificate	F-1/A	4.2	November 25, 2024

4.3	Form of Underwriters’ Warrants	F-1/A	4.3	March 28, 2025

4.4	Form of Common Warrant	6-K	4.1	October 23, 2025

4.5	Form of Pre-Funded Warrant	6-K	4.2	October 23, 2025

5.1*	Opinion of Wildeboer Dellelce LLP

10.1†	Stock Option Plan	F-1/A	10.1	November 25, 2024

10.2†	Form of Stock Option Agreement	F-1/A	10.2	November 25, 2024

10.3†	Amended and Restated Deferred Share Unit Plan	F-1/A	10.3	November 25, 2024

10.4†	2024 Incentive Compensation Plan	F-1/A	10.4	November 25, 2024

10.5	Form of Indemnity Agreement between Brazil Potash Corp. and each of its directors and executives.	F-1/A	10.5	November 25, 2024

10.6†	Independent Contractor Agreement, dated as of July 1, 2009, between Brazil Potash Corp. and Gower Exploration Consulting Inc.	F-1/A	10.6	November 25, 2024

10.7†	Amendment to Independent Contractor Agreement, dated as of February 1, 2015, between Brazil Potash Corp. and Gower Exploration Consulting Inc.	F-1/A	10.7	November 25, 2024

10.8†	Amendment to Independent Contractor Agreement, dated as of January 1, 2019, between Brazil Potash Corp. and Gower Exploration Consulting Inc.	F-1/A	10.8	November 25, 2024

10.9†	Independent Contractor Agreement, dated as of October 1, 2009, between Brazil Potash Corp. and Forbes & Manhattan, Inc.	F-1/A	10.9	November 25, 2024

10.10†	Amendment to Independent Contractor Agreement, dated as of September 1, 2011, between Brazil Potash Corp. and Forbes & Manhattan, Inc.	F-1/A	10.10	November 25, 2024

10.11†	Amendment to Independent Contractor Agreement, dated as of February 1, 2015, between Brazil Potash Corp. and Forbes & Manhattan, Inc.	F-1/A	10.11	November 25, 2024

10.12†	Amendment to Independent Contractor Agreement, dated as of September 11, 2024, between Brazil Potash Corp. and Forbes & Manhattan, Inc.	F-1/A	10.12	November 25, 2024

10.13†	Independent Contractor Agreement, dated as of January 1, 2014, between Brazil Potash Corp. and Neil Said	F-1/A	10.13	November 25, 2024

10.14†	Amendment to Independent Contractor Agreement, dated as of November 1, 2021, between Brazil Potash Corp. and Neil Said	F-1/A	10.14	November 25, 2024

10.15†	Independent Contractor Agreement, dated as of August 1, 2014, between Brazil Potash Corp. and Ryan Ptolemy	F-1/A	10.15	November 25, 2024

10.16†	Amendment to Independent Contractor Agreement, dated as of November 1, 2021, between Brazil Potash Corp. and Ryan Ptolemy	F-1/A	10.16	November 25, 2024

10.17†	Independent Contractor Agreement, dated as of February 1, 2015, between Brazil Potash Corp. and Iron Strike Inc.	F-1/A	10.17	November 25, 2024

10.18†	Service Agreement, dated as of September 16, 2021, between Potássio do Brasil Ltda. and J. Mendo Consultoria Empresarial Ltda. [English translation]	F-1/A	10.18	November 25, 2024

10.19	Loan Agreement, dated as of June 15, 2020, between Brazil Potash Corp. and 2227929 Ontario Inc.	F-1/A	10.19	November 25, 2024

10.20	Maturity Date Extension, dated December 17, 2020, between 2227929 Ontario Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and 2227929 Ontario Inc.	F-1/A	10.20	November 25, 2024

10.21	Maturity Date Extension, dated September 30, 2021, between 2227929 Ontario Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and 2227929 Ontario Inc.	F-1/A	10.21	November 25, 2024

10.22	Loan Agreement, dated as of July 2, 2020, between Brazil Potash Corp. and Aberdeen International Inc.	F-1/A	10.22	November 25, 2024

10.23	Maturity Date Extension, dated February 9, 2021, between Aberdeen International Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and Aberdeen International Inc.	F-1/A	10.23	November 25, 2024

10.24	Maturity Date Extension, dated September 30, 2021, between Aberdeen International Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and Aberdeen International Inc.	F-1/A	10.24	November 25, 2024

10.25#†	Loan Agreement, dated as of April 1, 2021, between Brazil Potash Corp. and Aberdeen International Inc.	F-1/A	10.25	November 25, 2024

10.26	Maturity Date Extension, dated September 30, 2021, between Aberdeen International Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and Aberdeen International Inc.	F-1/A	10.26	November 25, 2024

10.27	Loan Agreement, dated as of August 4, 2021, between Brazil Potash Corp. and Aberdeen International Inc.	F-1/A	10.27	November 25, 2024

10.28	Maturity Date Extension, dated September 30, 2021, between Aberdeen International Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and Aberdeen International Inc.	F-1/A	10.28	November 25, 2024

10.29	Loan Agreement, dated as of October 22, 2020, between Brazil Potash Corp. and Sulliden Mining Capital Inc.	F-1/A	10.29	November 25, 2024

10.30	Maturity Date Extension, dated February 10, 2021, between Sulliden Mining Capital Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and Sulliden Mining Capital Inc.	F-1/A	10.30	November 25, 2024

10.31	Maturity Date Extension, dated September 30, 2021, between Sulliden Mining Capital Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and Sulliden Mining Capital Inc.	F-1/A	10.31	November 25, 2024

10.32	Loan Agreement, dated as of February 26, 2021, between Brazil Potash Corp. and Greenway Investments International Ltd.	F-1/A	10.32	November 25, 2024

10.33	Maturity Date Extension, dated September 30, 2021, between Greenway Investments International Ltd. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and Greenway Investments International Ltd.	F-1/A	10.33	November 25, 2024

10.34	Loan Agreement, dated as of May 5, 2021, between Brazil Potash Corp. and Newdene Gold Inc.	F-1/A	10.34	November 25, 2024

10.35	Maturity Date Extension, dated September 30, 2021, between Newdene Gold Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and Newdene Gold Inc.	F-1/A	10.35	November 25, 2024

10.36#	Offtake Agreement, dated as of September 29, 2022, between Potássio do Brasil Ltda. and Amaggi Exportação E Importação Ltda. [English translation]	F-1/A	10.36	November 25, 2024

10.37#	Distribution and Marketing Agreement, dated as of September 29, 2022, between Potássio do Brasil Ltda. and Amaggi Exportação E Importação Ltda. [English translation]	F-1/A	10.37	November 25, 2024

10.38#	Shipping Agreement, dated as of September 30, 2022, between Potássio do Brasil Ltda. and Hermasa Navegação da Amazônia Ltda. [English translation]	F-1/A	10.38	November 25, 2024

10.39	Form of Contract for Assignment of Possessory Rights over the Property and Other Covenants, between assignor and Potássio do Brasil Ltda., as assignee [English translation]	F-1/A	10.39	November 25, 2024

10.40	Form of Lease Agreement for rural land, between lessor and Potássio do Brasil Ltda., as lessee [English translation]	F-1/A	10.40	November 25, 2024

10.41#	Option Agreement, dated as of November 1, 2024, among Franco-Nevada Corporation (as option holder), Potássio do Brasil Ltda. (as grantor), and Brazil Potash Corp.	F-1/A	10.41	November 25, 2024

10.42	Underwriting Agreement	F-1/A	1.1	November 25, 2024

10.43	Any Market Purchase Agreement, dated as of May 1, 2025	6-K	10.1	May 6, 2025

10.44#	Take or Pay Contract between Potássio do Brasil Ltda. Keytrade Fertilizantes Brasil Ltda., dated August 20, 2025	6-K	10.1	August 26, 2025

10.45	Form of Securities Purchase Agreement, dated October 17, 2025	6-K	10.1	October 23, 2025

10.46	Form of Lock-Up Agreement	6-K	10.2	October 23, 2025

10.47	Form of Registration Rights Agreement, dated October 17, 2025	6-K	10.3	October 23, 2025

10.48#	Take or Pay Contract between Potassio do Brasil Ltda. and Kimia Solutions Ltda., dated October 28, 2025	6-K	10.1	October 29, 2025

21	List of Subsidiaries	F-1/A	21.1	November 25, 2024

23.1*	Consent of MNP LLP, independent registered public accounting firm

23.2*	Consent of Wildeboer Dellelce LLP (included in Exhibit 5.1)

23.3*	Consent of ERCOSPLAN Ingenieurgesellschaft Geotechnik und Bergbau mbH with respect to the Technical Report

23.4*	Consent of L&M Assessoria with respect to Chapter 19 of the Technical Report

24*	Power of Attorney (included on the signature page)

96.1	Technical Report Summary of the Autazes Potash Project—Pre-Feasibility Study	F-1/A	96.1	November 25, 2024

107*	Filing Fee Table

*	Filed herewith.
†	Management contract or compensatory plan or arrangement.

#

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information contained in this exhibit has been omitted because such information is not material and is the type of information that we treat as private or confidential.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

A. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

B. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D. That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada on November 18, 2025.

BRAZIL POTASH CORP.

By:	/s/ Matthew Simpson
Name:	Matthew Simpson
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints each of Matthew Simpson and Ryan Ptolemy as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 increasing the number of shares for which registration is sought, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such attorney-in-fact and agent so acting deem appropriate, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Simpson Matthew Simpson	Chief Executive Officer and Director (Principal Executive Officer)	November 18, 2025

/s/ Ryan Ptoloemy Ryan Ptolemy	Chief Financial Officer (Principal Financial and Accounting Officer)	November 18, 2025

/s/ Mayo Schmidt Mayo Schmidt	Executive Chairman	November 18, 2025

/s/ Deborah Battiston Deborah Battiston	Director	November 18, 2025

/s/ Brett Lynch Brett Lynch	Director	November 18, 2025

Signature	Title	Date

/s/ Pierre Pettigrew Pierre Pettigrew	Director	November 18, 2025

/s/ Peter Tagliamonte Peter Tagliamonte	Director	November 18, 2025

/s/ Christian Joerg Christian Joerg	Director	November 18, 2025

Signature of Authorized Representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized representative in the United States of Brazil Potash Corp. and has duly caused this registration statement on Form F-1 to be signed by the undersigned, thereunto duly authorized, on November 18, 2025.

Authorized Representative in the United States:

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President